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                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        GENEREX BIOTECHNOLOGY CORPORATION

         Generex Biotechnology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Generex Biotechnology Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 4, 1997. The Corporation was originally known as Generex Biotechnology Corporation. On January 16, 1998, in connection with the filing of a Certificate of Merger, its name was changed to GBC - Delaware, Inc. On April 28, 1999, in connection with the filing of a Certificate of Merger, the Corporation changed its name back to Generex Biotechnology Corporation.

2. This Restated Certificate of Incorporation was duly adopted by the Corporation's Board of Directors in accordance with the provisions of Section 245 of the Delaware General Corporation Law and only restates and integrates, but does not further amend, the provisions of the Corporation's Certificate of Incorporation, as heretofore amended or supplemented. The text of the Certificate of Incorporation of the Corporation is hereby restated without further amendment to read as follows:

         FIRST: The name of the Corporation is Generex Biotechnology
Corporation.

         SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.




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         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:

         (a) Fifty Million (50,000,000) shares of Common Stock having a par value of $.001 per share;

         (b) One Million (1,000,000) shares of Preferred Stock having a par value of $.001 per share. The preferred stock may be issued in one or more series, and may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Corporation; and

         (c) One thousand shares of the Preferred Stock designated as Special Voting Rights Preferred Stock shall have the following preferences and relative, participating, optional or other rights, qualifications, limitations and restrictions:

                  1. Dividends. Holders of Special Voting Rights Preferred Stock
              (hereinafter referred to as the "Preferred Shares" or "Shares") shall be entitled to receive a dividend per Share which equals the dividend declared and paid on shares of the Corporation's Common Stock as and when dividends are declared and paid on the Corporation's Common Stock.

                  2. Rights and Liquidation, Dissolution or Winding Up. In the
              event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution




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              to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                  a. First, to the holders of any class or series of Preferred
              Stock or other capital stock of the Corporation which is entitled to a preference in liquidation and dissolution over the Shares, but only to the extent of that preference.

                  b. Next, to the holders of Shares and any class or series of
              Preferred Stock or other capital stock of the Corporation which is of equal rank with the Shares with respect to sharing in the proceeds of liquidation and dissolution of the Corporation, pari passu, but only to the extent that such class or series of capital stock is of equal rank. In any such distribution, holders of Shares shall be entitled to receive, prior to and in preference to any distribution to the holders of the Corporation's Common Stock or any other class or series of capital stock of the Corporation which is inferior to the rights of holders of Shares in liquidation and dissolution and winding up an amount equal to $.10 per Preferred Share then outstanding (the "Shares Liquidation Preference").

                  c. After distribution of the Shares Liquidation Preference to holders of Shares, the remaining assets, if any, of the Corporation available for distribution to the shareholders of the Corporation shall be distributed, pari passu, to the holders of all shares of capital stock of the Corporation, without distinction as to class, as their rights may appear.

                  3. Voting.

                  a. The holders of Preferred Shares are not entitled to vote, except as specifically required by Delaware law or as expressly provided below:

                      (i) If a Change of Control (as hereinafter defined)
                  occurs, thereafter, holders of Preferred Shares shall be entitled to elect a number of directors of the Corporation equal to a majority of the entire Board of Directors of the Corporation. Any holder of Preferred Shares may call a meeting of holders of Preferred Shares for the purpose of exercising these special voting rights (the "Special Voting Rights") upon not less than ten (10) days notice. Holders of the Preferred Shares may exercise the Special Voting Rights by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law. Upon exercise of the Special Voting Rights by holders of the Preferred Shares, the Bylaws of the Corporation shall be deemed amended to increase the size of the Board of Directors to accommodate directors elected by the holders of the Preferred Shares. After the Special Voting Rights have been exercised, the Corporation shall give holders of Preferred Shares the same




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                  notice that is required to be sent to holders of the
                  Corporation's Common Stock of any meeting at which directors of the Corporation are to be elected. Once Special Voting Rights have been exercised, they shall remain in force at all times thereafter until the Preferred Shares have been redeemed by the Corporation.

                      (ii) The affirmative vote of the holders of a majority of
                  the Preferred Shares then outstanding, voting separately as a class, shall be required to approve any transaction that would result in a Change of Control (a "Change of Control Transaction"). The Corporation shall give each holder of Preferred Shares at least twenty (20) days prior written notice of any meeting of shareholders called for the purpose of voting on a Change of Control Transaction. Holders of Preferred Shares may approve any Change of Control Transaction by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law.

                  b. "Change of Control" of the Corporation, as that term is used herein, shall occur at any time that (a) the Current Management Group shall cease to constitute at least sixty (60%) of all directors of the Corporation, or (b) that any person becomes either the Chairman of the Board of Directors or Chief Executive Officer of the Corporation without the prior approval of a majority of the Current Management Group, acting in their capacities as directors of the Corporation. The term "Current Management Group" as used herein shall mean Anna H. Gluskin, Rose
              C. Perri, E. Mark Perri, Pankaj Modi and/or any other person (a) who is appointed a director of the Corporation by action of the Board of Directors of the Corporation with the approval of a majority of the Current Management Group then serving as directors of the Corporation, in their capacities as directors, or (b) who is nominated for election as a director of the Corporation by action of the Board of Directors of the Corporation with the approval of a majority of the Current Management Group then serving as directors of the Corporation, in their capacities as directors.

                  c. On any matter as to which the holders of Preferred Shares shall be entitled to vote as provided above, they shall be entitled to one vote per share.




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                  4. Redemption.

                  a. The Corporation shall have the right, at any time after
              December 31, 2000, upon written notice (a "Preferred Shares Redemption Notice") to all holders of Preferred Shares at their respective registered addresses stating that the Corporation is exercising its right of redemption set forth herein and fixing a date for such redemption (the "Preferred Shares Redemption Date") which shall be no more than sixty (60) and no less than thirty
              (30) days following the date of the Preferred Shares Redemption Notice, redeem Preferred Shares at a price per Preferred Share (the "Preferred Share Redemption Price") equal to ten ($.10) cents.

                  b. From and after the Preferred Shares Redemption Date,
              holders of Preferred Shares shall cease to be shareholders of the Corporation and the sole right of holders of Preferred Shares shall be to receive the Preferred Shares Redemption Price as provided herein.

                  c. The Corporation shall pay the Preferred Shares Redemption
              Price to each holder of record of Preferred Shares as of the Preferred Shares Redemption Date, provided, however, that as a condition precedent to the Corporation's payment of the Preferred Shares Redemption Price to any holder, such holder shall deliver to the Corporation the certificate representing the Preferred Shares to be redeemed or, in lieu thereof, satisfactory evidence that such certificate has been lost or destroyed, together with a bond or surety satisfactory to the Corporation to protect it against loss should such certificate subsequently be tendered for redemption.

                  d. If the Corporation at any time redeems fewer than all
              Preferred Shares, it shall redeem the Preferred Shares pro-rata from all holders thereof.

                  e. The Corporation shall have the right to redeem Preferred
              Shares owned by any Holder thereof upon the same terms and conditions set forth above upon the death of the holder.

                  5. Transferability. The Preferred Shares shall not be
              transferrable by a holder thereof without the prior written consent of the Corporation except pursuant to the laws of descent and distribution.

                  6. Other. Except as expressly provided herein, Preferred
              Shares shall have the same rights and privileges as shares of the Corporation's Common Stock.




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         FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

              1. Election of directors need not be by written ballot.

              2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         EIGHTH: Section 203 of the General Corporation Law of Delaware, as amended, shall not be applicable to this corporation.




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         IN WITNESS WHEREOF, said Generex Biotechnology Corporation has caused this Certificate to be signed by E. Mark Perri, Chairman of its board of Directors, this 5th day of May, 1999.

                                           GENEREX BIOTECHNOLOGY CORPORATION


                                           By:  s/ E. Mark Perri
                                                -----------------------
                                                E. Mark Perri, Chairman



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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        GENEREX BIOTECHNOLOGY CORPORATION


         Generex Biotechnology Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

         RESOLVED, that the Restated Certificate of Incorporation of Generex Biotechnology Corporation be amended by changing Article IV thereof so that, as amended, said Article shall be and read as follows:

         "ARTICLE IV: The aggregate number of shares of all classes of stock that this Corporation shall have the authority to issue is 151,000,000 shares, consisting of (a) 150,000,000 shares of common stock, par value $.001 per share, and (b) 1,000,000 shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series and may have preferences as to dividends and to liquidation of the Corporation. The Board of Directors of the Corporation shall establish the specific rights, preferences, voting privileges and restrictions of such preferred stock, or any series thereof."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 211(d) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Generex Biotechnology Corporation has caused this Certificate to be signed by Mark Fletcher, its Executive Vice President and General Counsel on December , 2003.


                                GENEREX BIOTECHNOLOGY CORPORATION


                                By:  /s/ Mark Fletcher
                                   -------------------------------------------
                                     Mark Fletcher, Executive Vice President
                                     and General Counsel